Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

The Cannabist Company Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Shares	Rule 457(c)	84,426,229(1)	$0.3404(2)	$28,738,688.40(2)	$0.000147600	$4,241.83

Fees Previously Paid	—	—	—			—	—	—

	Total Offering Amounts					$28,738,688.40		$4,241.83

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$4,241.83

(1)	The securities are being registered solely in connection with the resale of Common Shares by the selling stockholders named in this registration statement (the “Selling Stockholders”).
(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s shares of Common Shares on March 27, 2024, a date within five business days prior to the date of filing of the Registration Statement, as reported on Cboe Canada (converted to USD based on the exchange rate on March 27, 2024 of C$1.00= US$0.7360), which was approximately $0.3404 per share.